                                                                    EXHIBIT 99.1

         BRIGHTPOINT REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL
                                     RESULTS

For the Fourth Quarter of 2005

      - Revenue of $631 million, an increase of 33% from the fourth quarter of 2004

      - Income from continuing operations of $11.8 million, or $0.28 per diluted share compared to $10.3 million, or $0.25 per diluted share in the fourth quarter of 2004

      - $14.2 million of cash flow provided by operating activities during the fourth quarter of 2005. Balance sheet remained strong: unrestricted cash of $106 million, $186 million in Liquidity

      - 14.2 million wireless devices handled, an increase of approximately 64% from the fourth quarter of 2004, primarily comprised of a 77% increase in fee-based logistic services unit volumes and a 33% increase in distribution unit volumes

      - Net income of $8.9 million, or $0.21 per diluted share compared to net income of $7.5 million, or $0.18 per diluted share in the fourth quarter of 2004

      - Loss of $3.0 million, or $0.07 per diluted share in discontinued operations including approximately $2.2 million of non-cash loss on disposal relating to the sale of the Company's operations in France

For the Year Ended December 31, 2005

      -     Revenue of $2.1 billion, an increase of 21% from 2004

      - Income from continuing operations of $31.9 million, or $0.77 per diluted share compared to $23.8 million, or $0.55 per diluted share in 2004

      - Net income of $10.4 million, or $0.25 per diluted share compared to net income of $13.8 million, or $0.32 per diluted share for the year. Net income for the year 2005 included a $13.8 million non-cash impairment charge to the value of goodwill and other intangibles related to the Company's former operations in France

      - 42.1 million wireless devices handled, an increase of approximately 57% from 2004, primarily comprised of an 81% increase in fee-based logistic services unit volumes and a 17% increase in distribution unit volumes

      -     $69.0 million of cash flow provided by operating activities for 2005

Plainfield, Ind. - February 7, 2006 - Brightpoint, Inc. (NASDAQ: CELL) reported its financial results for the fourth quarter and year ended December 31, 2005. Unless otherwise noted, amounts pertain to the fourth quarter of 2005. Additionally, the results of our France operations have been reclassified to "discontinued operations" for all periods presented. In September and December 2005, the Company effected 3-for-2 common stock splits in the form of 50% stock dividends, which the Company's Board of Directors approved. Per share amounts for all periods presented in this report have been adjusted to reflect the 3-for-2 common stock splits.

                            SUMMARY FINANCIAL RESULTS
                  (Amounts in thousands, except per share data)

                                                          Three Months Ended                    Twelve Months Ended
                                                  ---------------------------------      --------------------------------
                                                     Dec. 31,            Dec. 31,           Dec. 31,           Dec. 31,
                                                       2005                2004               2005               2004
                                                  -------------       -------------      -------------      -------------
                                                             (Unaudited)                            (Unaudited)
Wireless devices handled                                 14,230               8,694             42,081             26,827
Revenue                                           $     630,634       $     474,095      $   2,140,177      $   1,772,424
Gross profit                                      $      43,615       $      33,602      $     132,012      $     104,764
Gross margin                                                6.9%                7.1%               6.2%               5.9%
Selling, general and administrative expenses      $      27,401       $      18,568      $      86,726      $      69,433
Operating income from continuing operations       $      16,214       $      15,055      $      44,353      $      35,567
Income from continuing operations                 $      11,832       $      10,262      $      31,918      $      23,826
Discontinued operations                           $      (2,982)      $      (2,782)     $     (21,478)     $     (10,056)
Net income                                        $       8,850       $       7,480      $      10,440      $      13,770

Diluted per share:
   Income from continuing operations              $        0.28       $        0.25      $        0.77      $        0.55
   Discontinued operations                        $       (0.07)      $       (0.07)     $       (0.52)     $       (0.23)
   Net income                                     $        0.21       $        0.18      $        0.25      $        0.32

      Robert Laikin, CEO, said, "I am pleased with our performance in the fourth quarter and 2005 overall. I believe that 2006 has the potential, given all the positive recent market factors, to be a record year for Brightpoint in the number of wireless devices handled. I currently believe that the range of handsets sold in the global wireless industry in 2006 will be approximately 900 million to 1 billion."

      "We continue to focus our attention on growing earnings while maintaining a strong balance sheet which is evidenced by our increase in cash flow from operations and our improvement in the cash conversion cycle," said Tony Boor, Brightpoint's Chief Financial Officer.

      Brightpoint experienced a 64% year-over-year increase in wireless devices handled during the fourth quarter of 2005 and year-over-year revenue growth for the quarter of 33%. Fee-based logistic services units handled increased 77% while distribution units handled increased 33%. Fee-based logistic services typically generate significantly less revenue per transaction than distribution sales. The percentage increase in revenue was less than the growth rate in wireless devices handled due to a sales mix-shift from units handled through distribution to fee-based logistic services and a reduction in average fulfillment fee per unit. Handset units handled in logistic services grew at a faster pace than revenue as our Americas division experienced a shift in services provided, which contributed to a decrease in the average fulfillment fee per unit. Our logistic services revenue is derived from a mix of services with different fee structures that range from full pallet pick, pack and ship services to higher value and more complex software loading, kitting, customized packaging and individual handset fulfillment services. While fee structures are higher for more complex services, we generally strive to maintain a consistent profit margin for each service. This is substantiated by the improvement in our logistic services gross margin for the quarter despite the decline in average fulfillment fee per unit. In addition, the average fee per unit for logistic services was diminished by lower fees for services provided to certain customers due to volume discounts earned on their increased activities. The growth in logistic services units handled resulted in the percentage of wireless devices handled related to fee-based logistic service agreements to increase to 76% of total wireless devices handled as compared to 70% of the total wireless devices handled in the fourth quarter of 2004. Our Americas and Asia Pacific divisions were significant contributors to our unit growth with 75% and 31% year-over-year increases in wireless devices handled, respectively. The growth in unit volumes in the Americas division was primarily driven by increased demand due to market growth of fee based logistic services customers (such as, Alltel, COMCEL, Cricket Communications, Metro PCS, Sprint Nextel, Tracfone and Virgin Mobile) and increased demand for, and availability of LG, Nokia and Samsung products to our distribution channels. The unit volume increase in the Asia Pacific division was mainly due to increased handset distribution by our operations in India.

      Gross margin decreased from 7.1% in the fourth quarter of 2004 to 6.9% in the fourth quarter of 2005. The 0.2 percentage point decrease in gross margin was primarily the result of a decrease in distribution margin in the Asia Pacific region. The decrease in distribution margin in the Asia Pacific region was due to increased costs as a result of estimated non-recoverable value added taxes. In addition, India's revenue was a larger proportion of the region's total revenue and has had lower margins than our other businesses in the region. Gross profit increased by $10.0 million, or 30% in the fourth quarter of 2005 as compared to the fourth quarter of 2004. The increase in gross profit was primarily the result of the increased revenue and an increase in the logistic services margin partially offset by a decrease in distribution margins. Logistic services gross margin increased 2.3 percentage points due to operating efficiencies gained through leveraging existing capacity in our Americas division.

      Selling, General and Administrative ("SG&A") expenses increased 48% from the fourth quarter of 2004 in comparison with a 33% increase in revenue and a 30% increase in gross profit. As a percentage of revenue, SG&A expense increased from 3.9% in the fourth quarter of 2004 to 4.3% in the fourth quarter of 2005. The increase in SG&A was primarily due to a $3.5 million increase to support overall growth in unit volumes, a $2.7 million increase in executive incentive compensation related to performance, a $1.2 million increase of non cash equity compensation, a $0.5 million increase to support our investment in Advance Wireless Services (AWS) in the Americas and $0.4 million of other non cash compensation.

      Operating income from continuing operations ("Operating Income") was $16.2 million, an increase of 8% from the fourth quarter of 2004. The year-over-year growth in Operating Income for the quarter was driven by a $10.0 million increase in gross profit partially offset by an $8.8 million increase in SG&A expenses.

      The effective income tax rate was 23.8% as compared to 30.7% in the fourth quarter of 2004. The decrease in the effective income tax rate is due primarily to recognition of certain deferred tax assets not previously recognized.

      The loss of $3.0 million from discontinued operations consisted of approximately $2.2 million of non-cash loss on disposal relating to the sale of the Company's operations in France. In the third quarter of 2005, the Company announced its intention to sell its operations in France. On December 16, 2005, the Company sold all of the equity securities of Brightpoint France SARL (Brightpoint France) to an entity formed by the former managing director of Brightpoint France for an aggregate purchase price of $1.6 million, of which, approximately $0.1 million has been received, and with approximately $1.5 million payable in annual installments on each of the first, second, and third anniversaries following the date of closing.

      Cash and cash equivalents (unrestricted) were $106 million at December 31, 2005, a decrease of $6.7 million from September 30, 2005. The decrease in cash and cash equivalents (unrestricted) from September 30, 2005 was primarily the result of $4.7 million in capital expenditures, $8.7 million of cash used for contract financing, $3.2 million due to the effect of exchange rates and $6.9 million for the repurchase of Common Stock largely offset by $14.2 million in cash flow from operations. Cash flow from operations was reduced by approximately $4.5 million due to the Company's decision to discontinue the sale of trade receivables to third party financial institutions in Sweden and Norway. At December 31, 2005, the balance of trade receivables sold to third parties was approximately $15.7 million. The Company expects the unwinding of these trade receivable sales to result in a negative impact on cash flow from operations in the first quarter of 2006. The cash conversion cycle for the fourth quarter of 2005 was 5 days, an increase of 1 day from the third quarter of 2005 and a decrease of 1 day from the fourth quarter of 2004. Our Liquidity (unrestricted cash and unused borrowing availability) was approximately $186 million as of December 31, 2005, compared to approximately $202 million as of September 30, 2005. Annualized quarterly return on invested capital from operations ("ROIC") was 34% for the quarter, up from 29% in the fourth quarter of 2004 and up from 22% in the third quarter of 2005. On a trailing four-quarter basis, ROIC was 22% as of December 31, 2005. Calculations of ROIC can be found at the end of this earnings release.

      During the fourth quarter of 2005, the Company repurchased approximately 422 thousand shares of Common Stock at an average price of $16.54 for a total of $6.9 million pursuant to the amended share repurchase plan announced on November 11, 2005 ("Amended Share Repurchase Plan"). As of December 31, 2005, $18.1 million of share repurchases are available to be made under our Amended Share Repurchase Plan which is currently scheduled to expire on December 31, 2007.

Brightpoint, Inc (NASDAQ:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2005, Brightpoint handled 42 million wireless devices globally. Brightpoint's innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint's effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

      Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K/A and Form 10-Q and the cautionary statements contained in
Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, (i) dependence upon principal suppliers and availability and price of wireless products; (ii) loss of significant customers or a reduction in prices we charge these customers; (iii) possible difficulties collecting our accounts receivable; (iv) lack of demand for our products and services in certain markets and our inability to maintain margins; (v) our ability to absorb, through revenue growth, the increasing operating costs that we have incurred and continue to incur in connection with our activities and the execution of our strategy for growth; (vi) risks of foreign operations, including currency, trade restrictions and political risks in our foreign markets; (vii) factors that could affect forward-looking statements relating to the resolution of the material weakness with respect to internal controls discussed in Item 9A of the Company's Annual Report on Form 10-K/A, as amended, including, among other things, the Company's ability to design and maintain policies and procedures which enable the Company to avoid any recurrence of the matters which gave rise to the material weakness; (viii) uncertainty whether wireless equipment manufacturers and network operators will continue to outsource aspects of their business to us; (ix) possible adverse effect on demand for our products or services resulting from consolidation of wireless network operator customers; (x) our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002; (xi) ability to respond to rapid technological changes in the wireless communications and data industry; (xii) access to or the cost of increasing amounts of capital, trade credit or other financing and; (xiii) effect of hostilities or terrorist attacks on our operations. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

                                BRIGHTPOINT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                              Three Months Ended          Twelve Months Ended
                                                                 December 31,                December 31,
                                                                 (Unaudited)                 (Unaudited)
                                                        --------------------------    --------------------------
                                                            2005           2004           2005           2004
                                                        -----------    -----------    -----------    -----------
Revenue
      Distribution revenue                              $   542,083    $   402,793    $ 1,845,983    $ 1,523,717
      Logistic services revenue                              88,551         71,302        294,194        248,707
                                                        -----------    -----------    -----------    -----------
Total revenue                                               630,634        474,095      2,140,177      1,772,424

Cost of revenue
      Cost of distribution revenue                          518,869        383,935      1,774,612      1,464,119
      Cost of logistic services revenue                      68,150         56,558        233,553        203,541
                                                        -----------    -----------    -----------    -----------
Total cost of revenue                                       587,019        440,493      2,008,165      1,667,660

Gross profit                                                 43,615         33,602        132,012        104,764

Selling, general and administrative expenses                 27,401         18,568         86,726         69,433
Facility consolidation charge (benefit)                           -            (21)           933           (236)
                                                        -----------    -----------    -----------    -----------
Operating income from continuing operations                  16,214         15,055         44,353         35,567

Interest, net                                                  (302)          (174)          (146)           (37)
Net other expenses                                              992            424          1,523          1,526
                                                        -----------    -----------    -----------    -----------
Income from continuing operations before income taxes        15,524         14,805         42,976         34,078

Income tax expense                                            3,692          4,543         11,058         10,252
                                                        -----------    -----------    -----------    -----------
Income from continuing operations                            11,832         10,262         31,918         23,826

Discontinued operations, net of tax:
    Loss from discontinued operations                          (773)        (1,928)       (20,600)        (4,343)
    Loss on disposal of discontinued operations              (2,209)          (854)          (878)        (5,713)
                                                        -----------    -----------    -----------    -----------
Total discontinued operations                                (2,982)        (2,782)       (21,478)       (10,056)

                                                        -----------    -----------    -----------    -----------
Net income                                              $     8,850    $     7,480    $    10,440    $    13,770
                                                        ===========    ===========    ===========    ===========

Basic per share:
    Income from continuing operations                   $      0.29    $      0.25    $      0.80    $      0.57
    Discontinued operations                                   (0.07)         (0.07)         (0.54)         (0.24)
                                                        -----------    -----------    -----------    -----------
    Net income                                          $      0.22    $      0.18    $      0.26    $      0.33
                                                        ===========    ===========    ===========    ===========

Diluted per share:
    Income from continuing operations                   $      0.28    $      0.25    $      0.77    $      0.55
    Discontinued operations                                   (0.07)         (0.07)         (0.52)         (0.23)
                                                        -----------    -----------    -----------    -----------
    Net income                                          $      0.21    $      0.18    $      0.25    $      0.32
                                                        ===========    ===========    ===========    ===========

Weighted average common shares outstanding:
    Basic                                                    40,390         40,406         39,962         41,742
                                                        -----------    -----------    -----------    -----------
    Diluted                                                  41,984         41,781         41,381         43,131
                                                        ===========    ===========    ===========    ===========

                                BRIGHTPOINT, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Amounts in thousands, except per share data)

                                                                         DECEMBER 31,          December 31,
                                                                            2005                  2004
                                                                        --------------       ----------------
                                                                         (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                            $      106,053       $         72,120
   Pledged cash                                                                    168                 13,830
   Accounts receivable (less allowance for doubtful
    accounts of $3,621 and $6,215, respectively)                               168,004                148,321
   Inventories                                                                 124,864                110,089
   Contract financing receivable                                                28,749                 14,022
   Other current assets                                                         22,623                 23,132
                                                                        --------------       ----------------
Total current assets                                                           450,461                381,514

Property and equipment, net                                                     27,989                 27,503
Goodwill and other intangibles, net                                              6,707                 21,981
Other assets                                                                     2,667                  6,586
                                                                        --------------       ----------------
Total assets                                                            $      487,824       $        437,584
                                                                        ==============       ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                     $      232,258       $        201,621
   Accrued expenses                                                             64,494                 52,995
   Unfunded portion of contract financing receivable                            32,373                 23,373
                                                                        --------------       ----------------
Total current liabilities                                                      329,125                277,989

Total long-term liabilities                                                      9,657                  8,858
                                                                        --------------       ----------------

Total liabilities                                                              338,782                286,847
                                                                        --------------       ----------------

COMMITMENTS AND CONTINGENCIES

Shareholders' equity:
   Preferred stock, $0.01 par value: 1,000 shares
        authorized; no shares issued or outstanding                                  -                      -
   Common stock, $0.01 par value: 100,000 shares authorized;
        46,563 and 43,873 issued in 2005 and 2004, respectively;                   466                    439
   Additional paid-in capital                                                  258,536                233,524
   Unearned compensation                                                       (12,125)                     -
   Treasury stock, at cost, 5,094 and 3,613 shares in 2005 and                 (39,928)               (24,010)
        2004, respectively
   Retained deficit                                                            (53,528)               (63,968)
   Accumulated other comprehensive income (loss)                                (4,379)                 4,752
                                                                        --------------       ----------------
Total shareholders' equity                                                     149,042                150,737
                                                                        --------------       ----------------
Total liabilities and shareholders' equity                              $      487,824       $        437,584
                                                                        ==============       ================

                                BRIGHTPOINT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                         Three Months Ended       Twelve Months Ended
                                                                            December 31,              December 31,
                                                                             (Unaudited)             (Unaudited)
                                                                       ----------------------    ----------------------
                                                                          2005        2004         2005         2004
                                                                       ---------    ---------    ---------    ---------
OPERATING ACTIVITIES
Net income                                                             $   8,850    $   7,480    $  10,440    $  13,770
Adjustments to reconcile net income to net cash provided  by operating activities:
      Depreciation and amortization                                        3,166        2,597       11,101       10,070
      Facility consolidation charge (benefit)                                  -          (21)         933         (236)
      Restricted cash requirements                                            (2)       2,828       13,662        3,212
      Non-cash compensation                                                1,229            -        2,837            -
      Discontinued operations                                              2,982        2,782       21,478       10,056
      Other non cash                                                         401            -          401            -
      Net cash used by discontinued operations                              (601)      (2,671)      (2,085)      (1,674)
      Tax benefit of incentive stock option exercises                      3,141        3,983        5,377        5,418
      Change in deferred income taxes                                        473        1,698         (390)       1,792
      Changes in operating assets and liabilities, net of
      effects from acquisitions and divestitures:
           Accounts receivable, net                                      (37,367)     (23,905)     (47,778)     (16,265)
           Inventories                                                   (27,302)     (21,779)     (23,656)       1,476
           Other operating assets                                          7,160        4,937       (6,183)        (590)
           Accounts payable and accrued expenses                          52,052       21,764       82,823      (19,287)
                                                                       ---------    ---------    ---------    ---------
Net cash provided by (used in) operating activities                       14,182         (307)      68,960        7,742

INVESTING ACTIVITIES
Capital expenditures                                                      (4,717)      (2,970)     (12,649)      (8,029)
Cash effect of divestitures                                                    -            -            -          576
Purchase acquisitions, net of cash acquired                                  (56)        (203)        (413)      (1,447)
Net investing cash used in discontinued operation                            (61)        (487)      (1,097)        (543)
Decrease in funded contract financing receivables                         (8,730)      (4,607)      (5,285)       4,398
Decrease (increase) in other assets                                        1,225       (1,011)       3,945         (878)
                                                                       ---------    ---------    ---------    ---------
Net cash used in investing activities                                    (12,339)      (9,278)     (15,499)      (5,923)

FINANCING ACTIVITIES
Purchases of treasury stock                                               (6,914)      (4,013)     (15,918)     (24,010)
Net payments on credit facilities                                              -         (179)           -      (16,462)
Pledged cash requirements                                                      -            -            -        5,000
Net financing cash used in discontinued operations                             -         (373)           -          (38)
Proceeds from common stock issuances under employee stock option and
   purchase plans                                                          1,497          453        4,750        1,013
                                                                       ---------    ---------    ---------    ---------
Net cash used in financing activities                                     (5,417)      (4,112)     (11,168)     (34,497)

Effect of exchange rate changes on cash and cash equivalents              (3,192)       5,897       (8,360)       5,919
                                                                       ---------    ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents                      (6,766)      (7,800)      33,933      (26,759)
Cash and cash equivalents at beginning of period                         112,819       79,920       72,120       98,879
                                                                       ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period                             $ 106,053    $  72,120    $ 106,053    $  72,120
                                                                       =========    =========    =========    =========

SUPPLEMENTAL INFORMATION
(AMOUNTS IN THOUSANDS)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")

                                                      Three Months Ended
                                       -----------------------------------------------
                                       December 31,     December 31,     September 30,
                                           2005            2004              2005
                                       ------------     ------------     -------------
Net income (loss) (1)                    $  8,850         $  7,480        $ (6,182)
Net interest expense (1)                      (83)              79             492
Income taxes (1)                            3,692            3,407           4,574
Depreciation and amortization (1)           3,230            2,839           2,724
                                         --------         --------        --------
         EBITDA                          $ 15,689         $ 13,805        $  1,608
                                         ========         ========        ========

(1)   Includes discontinued operations

      EBITDA is a non-GAAP financial measure. Management believes EBITDA provides it with an indicator of how much cash the Company generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.

CASH CONVERSION CYCLE DAYS

      Management utilizes the cash conversion cycle days metric and its components to evaluate the Company's ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ending December 31, 2005 and 2004, and September 30, 2005 were as follows:

                                                                      Three Months Endeds
                                                      --------------------------------------------------
                                                      December 31,       December 31,      September 30,
                                                          2005               2004              2005
                                                      ------------       ------------      -------------
Days sales outstanding in accounts receivable               23                 22                21
Days inventory on-hand                                      20                 23                18
Days payable outstanding                                   (38)               (39)              (35)
                                                           ---                ---               ---
        Cash Conversion Cycle Days                           5                  6                 4
                                                           ===                ===               ===

(AMOUNTS IN THOUSANDS)

RETURN ON INVESTED CAPITAL ("ROIC")

      The Company uses ROIC to measure the effectiveness of its use of invested capital to generate profits. ROIC for the quarters and trailing four quarters ending December 31, 2005 and 2004, and September 30, 2005, was as follows:

                                             Three Months Ended                             Trailing Four Quarters Ended
                               --------------------------------------------       ------------------------------------------------
                               December 31,      December 31,      September      December 31,       December 31,        September
                                   2005              2004           30, 2005          2005               2004             30, 2005
                               -----------       -----------       ---------      ------------       ------------       ----------
OPERATING INCOME AFTER TAXES:

Operating income from
 continuing operations         $   16,214        $   15,055        $   11,291     $    44,353        $   35,567         $   43,193
Plus: Facility consolidation
 charge (benefit)                      -                (21)             (270)            933              (236)               911
Less: Estimated income
taxes (1)                          (3,856)           (4,615)           (2,748)        (11,728)          (10,633)           (12,487)
                               ----------        ----------        ----------     -----------        ----------         ----------
Operating income after taxes   $   12,358        $   10,419        $    8,273     $    33,556        $   24,698         $   31,617
                               ==========        ==========        ==========     ===========        ==========         ==========
INVESTED CAPITAL:

 Debt                          $        -        $        -        $        -     $         -        $        -         $        -

 Shareholders' equity             149,042           150,737           142,792         149,042           150,737            142,792
                               ----------        ----------        ----------     -----------        ----------         ----------
   Invested capital            $  149,042        $  150,737        $  142,792     $   149,042        $  150,737         $  142,792
                               ==========        ==========        ==========     ===========        ==========         ==========

Average invested capital (2)   $  145,917        $  144,363        $  147,790     $   149,567        $  145,977         $  147,356
                               ==========        ==========        ==========     ===========        ==========         ==========

ROIC (3)                               34%               29%               22%             22%               17%                22%
                               ==========        ==========        ==========     ===========        ==========         ==========

(1) Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the facility consolidation charge by the respective periods' effective tax rate.

(2) Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for the trailing four quarter periods represents the average of the ending invested capital amounts for the current and four prior quarter period ends.

(3) ROIC is calculated by dividing operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing operating income after taxes by average invested capital and multiplying the result by four (4) to state ROIC on an annualized basis.